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As filed with the Securities and Exchange Commission on May 1, 2002

Registration No. 333-64192

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
ON
FORM S-3
TO
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ImageWare Systems, Inc.
(Exact Name of Registrant as specified in its charter)

CALIFORNIA	33-0224167
(State of Incorporation)	(I.R.S. Employer Identification No.)

10883 Thornmint Road
San Diego, CA 92127
(858) 673-8600
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

S. James Miller, Jr.,
 Chief Executive Officer
ImageWare Systems, Inc.
10883 Thornmint Road
San Diego, CA 92127
(858) 673-8600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Wainwright M. Fishburn, Esq.
Cooley Godward LLP
4401 Eastgate Mall
San Diego, CA 92121
(858) 550-6000

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

2,128,503 SHARES OF COMMON STOCK

IMAGEWARE SYSTEMS, INC.

        The selling shareholders identified in this prospectus are selling up to 2,128,503 shares of our common stock. These shares may be offered from time to time by the selling shareholders through public or private transactions, on or off the American Stock Exchange, at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of the shares by the selling shareholders. The selling shareholders will receive all of the proceeds from the sale of the shares and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. We will pay the expenses of registration of the sale of the shares.

        Our common stock is listed on the American Stock Exchange under the symbol "IW." On April 29, 2002, the last sale price of IW common stock was $5.45 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
SEE "RISK FACTORS" BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS MAY 1, 2002.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THE SELLING SHAREHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THE COMMON STOCK. IN THIS PROSPECTUS, "IMAGEWARE," "WE," "US" AND "OUR" REFER TO IMAGEWARE SYSTEMS, INC. AND ITS SUBSIDIARIES, TAKEN AS A WHOLE, UNLESS THE CONTEXT OTHERWISE REQUIRES.

WHERE YOU CAN GET MORE INFORMATION

        We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's Web site at http://www.sec.gov.

        Our Common Stock is listed on the American Stock Exchange. Reports and other information concerning the Company may also be inspected at the offices of the AMEX, 86 Trinity Place, Seventh Floor, New York, NY 10006 or on the AMEX website at http://www.amex.com.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to incorporate by reference information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any such information so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13 (a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), as amended until the offering of securities by this prospectus is completed.

  •
  Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001; and

  •
  The description of our Common Stock which is contained in the Company's Registration Statement on Form 8-A filed on March 21, 2000, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address or telephone number:

ImageWare Systems, Inc.
10883 Thornmint Road
San Diego, CA 92127
Attn: John Gott, Corporate Secretary
(858) 673-8600.

FORWARD-LOOKING STATEMENTS

        This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as anticipate, estimate, plans, projects, continuing, ongoing, expects, management believes, we believe, we intend and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirely by reference to the factors discussed in this prospectus or incorporated by reference.

        Because the factors discussed in this prospectus or incorporated by reference could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on behalf of the company, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business to the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

IMAGEWARE SYSTEMS, INC.

        ImageWare Systems, Inc. utilizes its imaging technology to develop software used to create booking and investigative software, smart and secure identification systems and documents, and software for professional photographers. Our software systems and associated hardware enable our customers to quickly capture, archive, search and share digital photographs and associated text records.

        ImageWare's law enforcement software helps agencies quickly capture, archive, search, retrieve, and share digital photographs and criminal history records on a stand alone, networked or web-based platform. ImageWare develops, sells and supports a suite of modular software products used by law enforcement and public safety agencies to manage criminal history records and to investigate crime. Our C.R.I.M.E.S. system consists of six software modules: Crime Capture System (consisting of the Capture Module and the Retrieval Module), which provides a criminal booking system and related database; Face ID, which uses biometric facial recognition to identify suspects; Suspect ID, which facilitates the creation of full-color, photo-realistic suspect composites; Crime Lab, which allows officers to enhance and edit digital images; and Vehicle ID, which helps officers identify motor vehicles stolen or involved in a crime. In addition, we offer Crime Web, which provides access to centrally stored records over the Internet in a connected or wireless fashion and Pocket CCS, a new product, which enables access to centrally stored records while in the field on a Pocket PC compatible device.

        ImageWare's ID software empowers customers to create secure and smart digital identification documents with complete ID systems. We develop, sell and support software and design systems which utilize digital imaging in the production of photo identification cards, documents and identification badging systems. Our sales in the digital identification market were developed through our acquisitions of ITC, Goddard and G & A Imaging. Our products in this market consist of EpiSuite, EpiWeb Enterprise, Identifier for Windows, ID Card Marker, Winbadge NT and Winbadge Aviation. These products allow for the production of digital cards and related databases and records and can be used by, among others, schools, airports, hospitals, corporations or governments.

        ImageWare's Digital Photography Group produces a suite of software for the professional photography market. The software allows professional photographers to digitally capture images, manipulate them to create a custom package or layout, then store the images with an associated database. They can then print the digital images themselves or send them via the Internet or CD to a professional lab for processing. Our products include PC Pro, PC Event, PDI School Days+, PDI Studio, PDI Pro Lab and PDI Green Screen. Our customers use the software products in a wide variety of ways including retail studio environments, on-location event photography and "picture day" at schools and day care centers. Our software products are sold through a dealer network and directly to major accounts. The Digital Photography Group also operates an e-commerce service, Picturemore.com, used by professional photographers to allow their customers to order re-prints and various service items. Our sales in the digital photography market were developed as a result of our acquisition of Castleworks and E-Focus West in August, 2001.

        The Company, formerly known as ImageWare Software, Inc., was incorporated in the State of California on February 6, 1987. On August 22, 2000, the Company acquired Imaging Technology Corporation ("ITC") whereby ITC became a wholly-owned subsidiary of the Company. On September 29, 2000, the Company purchased Goddard Technology Corporation ("Goddard"), a privately held developer of software identification badging systems. On March 30, 2001, the Company purchased substantially all the assets of G&A Imaging Ltd. ("G&A"), a privately held developer of software and software systems for digital identification documents. On August 10, 2001, the Company acquired Castleworks LLC, a Nevada limited liability company ("Castleworks"), and E-Focus West LLC, a Nevada limited liability company ("E-Focus").

        Our principal executive offices are located at 10883 Thornmint Road, San Diego, CA 92127 and can be reached by telephone at (858)673-8600.

        C.R.I.M.E.S.®, Crime Capture Systems®, Face ID®, Suspect ID®, Crime Lab®, Vehicle ID®, Episuite®, Castleworks®, ImageWare®, and Identifier® (for Windows) are registered trademarks of the Company. Crime Web™, Pocket CCS™, Epiweb™, EpiBuilder™, WinBadge Aviation™, WinBadge NT™, PC Pro™, PC Event™, PDI School Days+™, PDI ProLab™, PDI Studio™, PDI Green Screen™, and Picturemore™ are trademarks of the Company.

RISK FACTORS

        This offering involves a high degree of risk. You should carefully consider the risks described below before making a decision to buy our common stock. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. You should also refer to the other information included or incorporated by reference in this prospectus, including our financial statements and the related notes. Except for historical information, the information included or incorporated by reference in this prospectus contains forward-looking statements about our expected future business and performance. Our actual operating results and financial performance may prove to be very different from what we might have predicted as of the date of this prospectus. The risks described below address some of the factors that may affect our future operating results and financial performance.

We currently have limited cash resources and need additional funding to finance our working capital requirements during the next twelve months.

        We currently require financing to fund our anticipated working capital requirement during the next twelve months. We anticipate that our existing resources will not be sufficient to enable us to maintain our current and planned operations for the next twelve months and the report of our independent accountants included with the annual report incorporated by reference in this prospectus places emphasis on the uncertainty regarding our ability to continue as a going concern. We are seeking additional funding through public or private equity or debt financing. There can be no assurance that additional financing will be available on acceptable terms, or at all. If we are required to sell equity to raise additional funds, our existing shareholders may incur substantial dilution and any shares so issued may have rights preferences and privileges superior to the rights, preferences and privileges of our outstanding Common Stock. Also, we may be required to obtain funds through arrangements with third parties that require us to relinquish rights to certain of our technologies or products that we would seek to develop or commercialize ourselves. In addition, our ability to raise additional capital may be dependent upon the Company's Common Stock being listed on the American Stock Exchange. We cannot guarantee that the Company will be able to satisfy the criteria for continued listing on the American Stock Exchange.

We have a history of significant recurring losses totaling approximately $30.5 million, and we expect to incur losses in the future.

        As of December 31, 2001, we had an accumulated deficit of $30.5 million, and we expect to incur losses in the future. We may need to raise capital to cover these losses, and financing may not be available to us on favorable terms. We expect to continue to incur significant sales and marketing, research and development, and general and administrative expenses. As a result, we will need to generate significant revenues to achieve profitability and may never achieve profitability.

The holders of our preferred stock have certain rights and privileges that are senior to the Common Stock and we may issue additional shares of preferred stock without shareholder approval that could have a material adverse effect on the market value of the common stock.

        Our Board of Directors has the authority to issue a total of up to 4,000,000 shares of preferred stock and to fix the rights, preferences, privileges, and restrictions, including voting rights, of the preferred stock, which typically are senior to the rights of the common shareholders, without any further vote or action by you and the other common shareholders. Your rights will be subject to, and may be adversely affected by, the rights of the holders of the preferred stock that have been issued, or might be issued in the future. Preferred stock also could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of ImageWare. This could delay, defer, or prevent a change in control. Furthermore, holders of preferred stock may have other rights, including economic rights, senior to the common stock. As a result, their existence and issuance could have a material adverse effect on the market value of the common stock. We have in the past issued, and, may from time to time in the future issue, preferred stock for financing or other purposes with rights, preferences, or privileges senior to the common stock.

        The provisions of our outstanding Series B Preferred Stock prohibit the payment of dividends on the common stock unless the dividends on those preferred shares are first paid. In addition, upon a liquidation, dissolution or sale of ImageWare's business, the holders of the Series B Preferred Stock will be entitled to receive, in preference to any distribution to the holders of common stock, initial distributions of $2.50 per share, plus all accrued but unpaid dividends.

We depend upon a small number of large system sales costing from $300,000 to $600,000, and we may fail to achieve one or more large system sales in the future.

        In the past three years we have derived a substantial portion of our revenues from a small number of sales of large, relatively expensive systems, typically ranging in price from $300,000 to $600,000. As a result, if we fail to receive orders for these large systems in a given sales cycle on a consistent basis, our business could be significantly harmed. Further, our quarterly results are difficult to predict because we cannot predict in which quarter, if any, large system sales will occur in a given year. As a result, we believe that quarter-to-quarter comparisons of our results of operations are not a good indication of our future performance. In some future quarters our operating results may be below the expectations of securities analysts and investors, in which case the market price of our common stock may decrease significantly.

Our lengthy sales cycle may cause us to expend significant resources for as long as one year in anticipation of a sale, yet we still may fail to complete the sale.

        When considering the purchase of a large computerized booking or identification system, a government agency may take as long as a year to evaluate different systems and obtain approval for the purchase. If we fail to complete a sale, we will have expended significant resources and received no revenue in return. Generally, agencies consider a wide range of issues before committing to purchase our products, including product benefits, ability to operate with their current systems, product reliability and their own budgetary constraints. While potential customers are evaluating our products and before they place an order with us, we may incur substantial selling costs and expend significant management effort to accomplish a sale.

A significant number of our customers are government agencies that are subject to unique political and budgetary constraints and have special contracting requirements which may affect our ability to obtain new government customers.

        A significant number of our customers are government agencies. These agencies often do not set their own budgets and therefore have little control over the amount of money they can spend. In addition, these agencies experience political pressure that may dictate the manner in which they spend money. Due to political and budgetary processes and other scheduling delays that may frequently occur relating to the contract or bidding process, some government agency orders may be canceled or substantially delayed, and the receipt of revenues or payments may be substantially delayed. In addition, future sales to government agencies will depend on our ability to meet government contracting requirements, certain of which may be onerous or impossible to meet, resulting in our inability to obtain a particular contract. Common requirements in government contracts include bonding requirements, provisions permitting the purchasing agency to modify or terminate at will the contract without penalty, and provisions permitting the agency to perform investigations or audits of our business practices.

We may fail to create new applications for our products and enter new markets, which may affect our future success.

        We believe our future success depends in part on our ability to develop and market our technology for applications other than booking systems for the law enforcement market. If we fail in these goals, our business strategy and ability to generate revenues and cash flow would be significantly impaired. We intend to expend significant resources to develop new technology, but the successful development of new technology cannot be predicted and we cannot guarantee we will succeed in these goals.

        We are occasionally a subcontractor to systems integrators who manage large projects incorporating our systems, particularly in foreign countries. We cannot control these companies, and they may decide not to promote our products, or they may price their services in such a way as to make it unprofitable for us to continue our relationship with them. Further, they may fail to perform under agreements with their customers, in which case we might lose sales to these customers. If we lose our relationships with these companies, our business may suffer.

We rely on a license of technology from Visionics, Inc., and this license may be terminated in the future.

        We depend on a licensing arrangement with Visionics for technology related to the search engine used in our systems. Our licensing arrangement with Visionics was renewed effective October 1, 2001 for a two year term. If Visionics becomes unable or unwilling to continue to license us this technology or to renew the terms of this license, we will have to identify or develop acceptable alternative sources of this technology, which could take up to three months or longer. Any significant interruption in our ability to identify and contract with alternative providers of similar technology or to develop our own search engine would result in delivery delays, which could harm our customer relationships and our business and reputation.

We do not have U.S. or foreign patent protection for several of our products, and a competitor may be able to replicate our technology.

        Our business is based in large part on our technology, and our success depends in part on our ability and efforts to protect our intellectual property rights. If we do not adequately protect our intellectual property, our business will be seriously harmed. We do not have patent protection for several of our products, including the Crime Capture System. Our Crime Capture System is based upon proprietary technology. Some of the technology used in our Suspect ID, Crime Lab and Vehicle ID products is protected by patents, copyrights and various trade secret protections afforded to us by law.

        We license certain elements of our trademarks, trade dress, copyright and other intellectual property to third parties. We attempt to ensure that our rights in our trade names and the quality of third party uses of our names are maintained by these third parties. However, these third parties may take actions that could significantly impair the value of our intellectual property and our reputation and goodwill.

        In addition, international intellectual property laws differ from country to country. Any foreign rights we have in our technology are limited by what has been afforded to us under the applicable foreign intellectual property laws. Also, under the laws of certain foreign jurisdictions, in order to have recognizable intellectual property rights, we may be required to file applications with various foreign agencies or officials to register our intellectual property. Accordingly, our ability to operate and exploit our technology overseas could be significantly hindered.

We recently have acquired several businesses and face risks associated with integrating these businesses and potential future businesses that we may acquire.

        We recently completed the acquisitions of Imaging Technology Corporation ("ITC"), Goddard Technology Corporation ("Goddard"), G & A Imaging, Ltd. ("G & A"), Castleworks LLC ("Castleworks") and E-Focus West LLC ("E-Focus West"). We are in the process of integrating these businesses. We plan to continue to review potential acquisition candidates, and our business and our strategy includes building our business through acquisitions. However, acceptable acquisition candidates may not be available in the future or may not be available on terms and conditions acceptable to us.

        Acquisitions involve numerous risks, including among others, difficulties and expenses incurred in the consummation of acquisitions and assimilation of the operations, personnel and services and products of the acquired companies. Additional risks associated with acquisitions include the difficulties of operating new businesses, the diversion of management's attention from other business concerns and the potential loss of key employees of the acquired company. If we do not successfully integrate the businesses we recently acquired or any businesses we may acquire in the future, our business will suffer.

We operate in foreign countries and are exposed to risks associated with foreign political, economic and legal environments and with foreign currency exchange rates.

        With our acquisition of G & A, we have significant foreign operations and are accordingly exposed to risks, including among others, risks associated with foreign political, economic and legal environments and with foreign currency exchange rates. Our results may be adversely affected by, among other things, changes in government policies with respect to laws and regulations, anti-inflation measures, currency conversions, remittance abroad and rates and methods of taxation.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale by the selling shareholders of any of the shares of common stock covered by this prospectus. All proceeds from the resale of shares of our common stock described in this prospectus will be for the accounts of the selling shareholders.

SELLING SHAREHOLDERS

        We are registering for resale 2,128,503 shares of our common stock, of which 700,000 shares were issued in connection with our acquisition of all of the equity interests of Castleworks LLC and E-Focus West LLC, 665,000 shares were issued in connection with our acquisition of substantially all the assets of G & A, 569,994 shares were issued in connection with our acquisition of ITC and 193,509 shares were issued to other shareholders of ImageWare who were granted registration rights. The following table is based in part upon information provided by the selling shareholders and sets forth (i) the names of the selling shareholders; (ii) the number of shares of our common stock that the selling shareholders owned prior to the offering for resale of any of the shares of our common stock being registered hereby; (iii) the maximum number of shares of our common stock that may be offered for resale for the accounts of the selling shareholders pursuant to this prospectus; and (iv) the percentage of shares of our common stock to be held by the selling shareholders after the offering of the resale shares (assuming all of the resale shares are sold by the selling shareholders).

Selling Shareholders	Number of Shares of ImageWare Common Stock Owned	Number of Shares of ImageWare Common Stock to be Resold in the Offering	Percentage of Common Stock Outstanding After the Offering(1)
William Manry IV and Linda Manry	1,473	1,473	0%
ISI International, Inc.(2)	209,359	209,359	0%
Ronald Wilfert(3)	154,359	154,359	0%
Steven Y. Handel(3)	110,837	110,837	0%
Larry Loughrey(3)	18,472	18,472	0%
Gary Zucker	18,472	18,472	0%
Tom Gilligan	18,472	18,472	0%
Steve Burnett(3)	18,472	18,472	0%
Alan Nickerson	12,315	12,315	0%
Robert Costello	9,236	9,236	0%
R&G Imaging Ltd(4).	302,107	302,107	0%
Tseng Holdings PTE Ltd.	179,563	179,563	0%
Innovatech du Grand Montreal	91,665	91,665	0%
Business Development Bank of Canada	91,665	91,665	0%
Atlus Co. Ltd.(4)(5)	338,577	192,036	2.7%
TDI Castles LLC(4)(6)	360,833	360,833	0%
Castle Holdings LLC(6)	160,001	160,001	0%
John Olson(3)	70,833	70,833	0%
Jerry Krant	70,833	70,833	0%
Eastman Kodak Company(7)	37,500	37,500	0%

(1)
Percentage of shares of common stock outstanding after the offering is based upon 5,481,311 shares of our common stock outstanding as of March 26, 2002.

(2)
We previously contracted with ISI International, Inc. for the consulting services of Charlie Benz, the majority stockholder of ISI International, Inc.

(3)
Employee or independent contractor of ImageWare or our wholly-owned subsidiaries.

(4)
Prior to the offering of shares registered hereby, shareholder was a beneficial owner of more than 5% of our common stock.

(5)
Licensee of certain of our patents related to digital imaging technology.

(6)
We previously contracted for the consulting services of T. Bing Byington, the sole manager and an equity holder of TDI Castles LLC, which is an equity holder of Castle Holdings LLC. Mr. Byington is also a manager of Castle Holdings LLC.

(7)
Our Castleworks LLC and E-Focus West LLC subsidiaries have software development and dealer arrangements with Eastman Kodak Company.

PLAN OF DISTRIBUTION

        The shares of common stock to which this prospectus relates may be sold from time to time by the selling shareholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The selling shareholders may offer these shares of common stock in one or more of the following transactions:

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  on any national securities exchange or quotation service at which the common stock may be listed or quoted at the time of sale, including the American Stock Exchange;

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  in the over-the-counter market;

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  in private transactions;

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  through options;

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  by pledge to secure debts and other obligations;

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  or a combination of any of the above transactions.

        If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering.

        The shares of common stock described in this prospectus may be sold from time to time directly by the selling shareholders. Alternatively, the selling shareholders may from time to time offer shares of common stock to or through underwriters, broker/dealers or agents. The selling shareholders and any underwriters, brokers/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any profits on the resale of shares of our common stock and any compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Act.

        Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Act may be sold under Rule 144 rather than pursuant to this prospectus. The selling shareholders do not have to sell any or all of the shares they own pursuant to this prospectus. The selling shareholders may transfer, devise or gift such shares by other means not described in this prospectus.

        To comply with the securities laws of certain jurisdictions, the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the shares of common stock may not be offered or sold unless the shares of common stock have been registered or qualified for sale or an exemption is available and complied with.

        Under the Exchange Act, any person engaged in a distribution of the common stock may not simultaneously engage in market-making activities with respect to the shares of common stock for nine business days prior to the start of the distribution. In addition, each selling shareholder and any other person participating in a distribution will be subject to the Exchange Act which may limit the timing of purchases and sales of shares of common stock by the selling shareholders or any such other person. These factors may affect the marketability of the shares of common stock and the ability of brokers or dealers to engage in market-making activities.

        We will pay all expenses of this registration. These expenses include the Commission's filing fees and accounting and legal fees. We estimate that our expenses in connection with this registration will be approximately $160,000. All expenses for the issuance of any supplement to this prospectus will also be paid by us.

EXPERTS

        The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB for the year ended December 31, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

        The validity of the issuance of the Common Stock covered by this prospectus will be passed upon for the Company by Cooley Godward LLP, San Diego, California.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

        Section 204 of the California General Corporation Law permits a corporation to include in its Articles of Incorporation provisions eliminating or limiting the personal liability of directors for monetary damages in an action brought by or in the right of the corporation for breach of a director's fiduciary duties, subject to certain limitations. Section 317 of the California General Corporation Law requires a corporation to indemnify its directors and other agents to the extent they incur expenses in successfully defending lawsuits brought against them by reason of their status as directors or agents. Section 317 also permits a corporation to indemnify its directors and other agents to a greater extent than specifically required by law.

        Our Amended and Restated Articles of Incorporation eliminate the personal liability of our directors for monetary damages upon breach of fiduciary duties as a director except:

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  acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;

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  acts or omissions that the director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director;

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  any transaction from which a director derived an improper personal benefit;

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  acts or omissions that show a reckless disregard for the director's duty in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders;

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  an unexcused pattern of inattention that amounts to an abdication of the director's duty;

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  unlawful dividends or distributions; and

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  for unlawful interested director transactions.

        Article VI of our Bylaws permits us to indemnify any of our directors, officers and other agents who are a party, or are threatened to be made a party, to any proceeding by reason of his or her status as our agent. In such a case, we may indemnify the agent against expense, liability and loss actually and reasonably incurred by the agent in connection with such a proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe that the conduct was unlawful.

        If such a proceeding is brought by or on behalf of the corporation in the form of a derivative suit, the agent may be indemnified against expenses actually and reasonably incurred if the agent acted in good faith, in a manner reasonably believed to be in the best interests of the corporation, and with reasonable care. There can be no indemnification with respect to any matter as to which the agent is adjudged to be liable to the corporation unless and only to the extent that the court in which such proceeding was brought determines upon application that, in view of all of the circumstances of the case, the agent is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

        Where an agent is successful in any such proceeding, the agent is entitled to be indemnified against expenses actually and reasonably incurred by him or her. In all other cases (unless by court order), indemnification is made by the corporation upon determination by it that indemnification of the agent is proper in the circumstances because the agent has met the applicable standard of conduct. We may advance expenses incurred in defending any such proceeding upon receipt of an undertaking to repay any amount so advanced if it is ultimately determined that the agent is not eligible for indemnification.

        Our Bylaws also provide that we may purchase and maintain liability insurance on behalf of any of our directors, officers, employees and agents. As of the date of this prospectus, we do maintain such policies of insurance.

        We have entered into indemnification agreements with each of our directors and officers, a form of which is incorporated by reference to this Registration Statement of which this prospectus is a part. We intend to enter into indemnification agreement with any new directors and officers in the future. The indemnification agreements require us to indemnify our directors and officers to the extent permitted by our bylaws and to advance their expenses incurred in connection with a proceeding with respect to which they are entitled to indemnification.

        Insofar as indemnification by us for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of us pursuant to the provisions referenced in this prospectus or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

PART II:    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14:    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth an itemization of all estimated expenses; all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense	Amount
SEC Registration fee	$2,297
Accounting fees and expenses	$25,000
Legal fees and expenses	$100,000
Printing and related expenses	$15,000
Transfer agent fees and expenses	$5,000
Miscellaneous expenses	$12,703

TOTAL	$160,000

ITEM 15:    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 204 of the California General Corporation Law permits a corporation to include in its Articles of Incorporation provisions eliminating or limiting the personal liability of directors for monetary damages in an action brought by or in the right of the corporation for breach of a director's fiduciary duties, subject to certain limitations. Section 317 of the California General Corporation Law requires a corporation to indemnify it directors and other agents to the extent they incur expenses in successfully defending lawsuits brought against them by reason of their status as directors or agents. Section 317 also permits a corporation to indemnify its directors and other agents to a greater extent than specifically required by law.

        Our Amended and Restated Articles of Incorporation eliminate the personal liability of our directors for monetary damages upon breach of fiduciary duties as a director except:

  •
  acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;

  •
  acts or omissions that the director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director;

  •
  any transaction from which a director derived an improper personal benefit;

  •
  acts or omissions that show a reckless disregard for the director's duty in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders;

  •
  an unexcused pattern of inattention that amounts to an abdication of the director's duty;

  •
  unlawful dividends or distributions; and

  •
  for unlawful interested director transactions.

        Article VI of our Bylaws permits us to indemnify any of our directors, officers and other agents who are a party, or are threatened to be made a party, to any proceeding by reason of his or her status as our agent. In such a case, we may indemnify the agent against expense, liability and loss actually and reasonably incurred by the agent in connection with such a proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe that the conduct was unlawful.

        If such a proceeding is brought by or on behalf of the corporation in the form of a derivative suit, the agent may be indemnified against expenses actually and reasonably incurred if the agent acted in good faith, in a manner reasonably believed to be in the best interests of the corporation, and with reasonable care. There can be no indemnification with respect to any matter as to which the agent is adjudged to be liable to the corporation unless and only to the extent that the court in which such proceeding was brought determines upon application that, in view of all of the circumstances of the case, the agent is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

        Where an agent is successful in any such proceeding, the agent is entitled to be indemnified against expenses actually and reasonably incurred by him or her. In all other cases (unless by court order), indemnification is made by the corporation upon determination by it that indemnification of the agent is proper in the circumstances because the agent has met the applicable standard of conduct. We may advance expenses incurred in defending any such proceeding upon receipt of an undertaking to repay any amount so advanced if it is ultimately determined that the agent is not eligible for indemnification.

        Our Bylaws also provide that we may purchase and maintain liability insurance on behalf of any of our directors, officers, employees and agents. As of the date of this registration statement, we do maintain such policies of insurance.

        We have entered into indemnification agreements with each of our directors and officers, a form of which is incorporated by reference to the Registration Statement to which this Post Effective amendment applies. We intend to enter into indemnification agreement with any new directors and officers in the future. The indemnification agreements require us to indemnify our directors and officers to the extent permitted by our bylaws and to advance their expenses incurred in connection with a proceeding with respect to which they are entitled to indemnification.

ITEM 16.    EXHIBITS

Exhibit Number	Description
4.1	Amended and Restated Articles of Incorporation(1)
4.2	Bylaws(1)
4.3	Form of Common Stock Certificate(1)
5.1	Legal Opinion of Cooley Godward LLP(2)
23.1	Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
23.2	Consent of PricewaterhouseCoopers LLP, independent accountants.

(1)
Incorporated by Reference to the Registration Statement for Small Business Issuers, Form SB-2 as filed with the SEC on December 20, 1999 (No. 333-93131).

(2)
Previously filed with the Registration Statement on Form SB-2 (No. 333-64192) to which this Post-Effective Amendment No. 1 relates.

ITEM 17:    UNDERTAKINGS

        A.    The undersigned registrant hereby undertakes:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i)  To include any prospectus required by section 10(a)(3) of the Act;

            (ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which,

    individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)  That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        B.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described above, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of San Diego, State of California, on April 29, 2002.

IMAGEWARE SYSTEMS, INC.
BY:	/s/ S. JAMES MILLER, JR.
S. James Miller, Jr. President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated.

Date	Signature	Title

April 29, 2002	/s/ S. JAMES MILLER, JR. S. James Miller, Jr.	President and Chief Executive Officer (Principal Executive Officer) and Director
April 29, 2002	* Wayne Wetherell	Senior Vice President of Administration and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
April 29, 2002	* John Callan	Director
April 29, 2002	* Patrick J. Downs	Director
April 29, 2002	* John L. Holleran	Director
April 29, 2002	* Yukuo Takenaka	Director
*By:	/s/ S. JAMES MILLER, JR. S. James Miller, Jr.	Attorney-in-fact

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TABLE OF CONTENTS
WHERE YOU CAN GET MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
FORWARD-LOOKING STATEMENTS
IMAGEWARE SYSTEMS, INC.
RISK FACTORS
USE OF PROCEEDS
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
EXPERTS
LEGAL MATTERS
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
PART II: INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14: OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
ITEM 15: INDEMNIFICATION OF DIRECTORS AND OFFICERS
ITEM 16. EXHIBITS
ITEM 17: UNDERTAKINGS
SIGNATURES